Exhibit 99.1

Strategic Storage Trust VI, Inc. Recognized as Top Performer Among Lifecycle REITs in Recent Stanger Industry Performance Data

LADERA RANCH, Calif. – (May 14, 2026) – Strategic Storage Trust VI, Inc. (“SST VI”), a publicly registered non-traded real estate investment trust sponsored by an affiliate of SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE: SMA), announced that it was recognized by Robert A. Stanger & Co., Inc. (“Stanger”) as the top performing Lifecycle REIT over a three-year period as of March 31, 2026. SST VI achieved a total return of approximately 13.0% as published in the Q1 2026 Non-Listed REIT edition of the Stanger Report.

“We are proud of the continued growth and performance of our platform and the value we strive to deliver to our stockholders through a disciplined investment and operational strategy,” said H. Michael Schwartz, President and CEO of SST VI. “We believe this recognition reflects the strength and resilience of the self-storage sector, the quality of our portfolio and the dedication of our team across the organization. During the pandemic-era boom, when much of the sector was characterized by aggressive development assumptions and compressed valuations, we focused on strategically positioning our portfolio — targeting underserved growth markets in the U.S. and expanding into Canada through our sponsor's platform. Being recognized as a top performer among Lifecycle REITs reinforces our long-term approach to building a high-quality platform focused on operational excellence and sustained value creation for investors.”

Robert A. Stanger & Co., Inc. (“Stanger”) tracks the performance of non-traded REITs, including publicly registered and private placement Net Asset Value (“NAV”) REITs and Lifecycle REITs, through its quarterly total return indices and performance rankings. The information included in this press release is based on industry data published by Stanger and reported by AltsWire in May 2026. For more information, visit Robert A. Stanger & Co., Inc. (https://www.rastanger.com/).

About Strategic Storage Trust VI, Inc. (SST VI):

SST VI is a public non-traded REIT that elected to qualify as a REIT for federal income tax purposes. SST VI’s primary investment strategy is to invest in income-producing and growth self-storage facilities and related self-storage real estate investments in the United States and Canada. As of May 14, 2026, SST VI has a portfolio of 13 operating properties in the United States comprising approximately 9,015 units and 1,079,395 rentable square feet (including parking); 12 properties with approximately 11,185 units and 1,158,015 rentable square feet (including parking) in Canada, joint venture interests in four operational and one development property in two Canadian provinces (Ontario and Québec) and one wholly owned development property in Florida.

About SmartStop Self Storage REIT, Inc. (SmartStop):

SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE: SMA) is a self-managed REIT with a fully integrated operations team of more than 1,000 self-storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary, SmartStop REIT Advisors, LLC, also sponsors other self-storage programs and, through its Managed Platform, offers third-party management services in the U.S. and Canada. As of May 14, 2026, SmartStop has an owned or managed portfolio of nearly 460 operating properties in 35 states, Washington, D.C., and Canada, comprising over 270,000 units and more than 35 million rentable square feet. SmartStop and its affiliates own or manage 50 operating self-storage properties across four provinces in Canada, which total approximately 43,400 units and 4.3 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

David Corak

Senior VP of Corporate Finance and Strategy

SmartStop Self Storage REIT, Inc.

IR@smartstop.com

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